SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 8, 2008

Multi-Color Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Ohio	0-16148	31-1125853
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

50 E-Business Way, Sharonville, Ohio	45241
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

Registrant’s telephone number, including area code 513/381-1480

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 8, 2008, the Compensation & Organization Development Committee (the “Committee”) of the Board of Directors of Multi-Color Corporation (the “Company”) approved the following:

Salary Increases for Certain Executive Officers

The Committee approved the following increases in the annual base salary of four executive officers of the Company: (i) Francis D. Gerace, President and Chief Executive Officer – an increase from $478,400 to $550,160; (ii) Dawn H. Bertsche, Senior Vice President, Chief Financial Officer and Secretary – an increase from $249,600 to $280,000; (iii) Donald E. Kneir, President of the North American Business Unit – an increase from $280,800 to $300,000; and (iv) James H. Reynolds, Vice President, Corporate Controller and Chief Accounting Officer – an increase from $200,200 to $216,000.

Option Grants to Certain Executive Officers

The Committee approved the grant of options to purchase shares of the Company’s common stock to two executive officers in the following amounts: (i) Mr. Kneir – 25,000 shares; and Mr. Reynolds – 10,000 shares. All options were granted pursuant to the 2003 Stock Incentive Plan and have a term of 10 years, vest in equal annual installments over a five-year period and have an exercise price of $23.13 per share.

Executive Incentive Compensation Plan

The Company recently completed its acquisition of Collotype International Holdings Pty Limited (“Collotype”) on February 29, 2008. As a result, the Committee expects to approve the Executive Incentive Compensation Plan for fiscal year 2009 (the “Plan”) and to consider grants of stock options or restricted stock to Mr. Gerace and Ms. Bertsche at a future date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTI-COLOR CORPORATION

By:	/s/ James H. Reynolds
Name:	James H. Reynolds
Title:	Vice President, Corporate Controller and Chief Accounting Officer
Date:	April 11, 2008